UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ULTRA CLEAN HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ULTRA CLEAN HOLDINGS, INC.
150 Independence Drive
Menlo Park, CA 94025

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS OF
ULTRA CLEAN HOLDINGS, INC.

Date:	June 5, 2008

Time:	Doors open at 1:30 p.m. Pacific time Meeting begins at 2:00 p.m. Pacific time

Place:	Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025

Purposes:	• Elect our directors

• Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm

• Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Who Can Vote:	April 25, 2008 is the record date for voting. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting. At the meeting you will hear a report on our business and have a chance to meet some of our directors and executive officers.

Whether you expect to attend the meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Jack Sexton
Vice President, Chief Financial Officer and Secretary

Menlo Park, California
April 25, 2008

ULTRA CLEAN HOLDINGS, INC.

2008 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ULTRA CLEAN HOLDINGS, INC.
150 Independence Drive
Menlo Park, CA 94025

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

June 5, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason our Board of Directors is requesting that you permit your shares of common stock to be represented at our 2008 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting.

General Information

Ultra Clean Holdings, Inc., referred to in this proxy statement as Ultra Clean, the Company or we, is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held June 5, 2008 at 2:00 p.m., Pacific time or at any adjournment thereof for the purposes set forth in this proxy statement. Our annual meeting will be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025.

We will initiate mailing this proxy statement and the enclosed proxy card on April 28, 2008 to stockholders entitled to vote at the meeting.

Who May Vote at Our Annual Meeting

All holders of our common stock, as reflected in our records at the close of business on April 25, 2008, the record date for voting, may vote at the meeting.

Each share of common stock that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 21,638,550 shares of our common stock, $0.001 par value.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Most stockholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name”.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If you are a stockholder of record, we are sending these proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you bring to the meeting an account statement or letter from the nominee stating that you beneficially owned the shares on April 25, 2008, the record date for voting.

How to Vote

You may vote in person at the meeting or by proxy. All valid proxies properly executed and received by us prior to or at the meeting will be voted in accordance with the instructions they contain. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by Ultra Clean for use at the annual meeting and at any adjournment of that meeting. If you give us your proxy you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

If you give us your proxy but do not specify how your shares shall be voted on a particular matter, your shares will be voted FOR the election of each of the named nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and, with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.

If you hold your shares in street name, your broker, bank or nominee will include a voting instruction card with this proxy statement. You should vote your shares by following the instructions provided on the voting instruction card. Your broker, bank or nominee may provide instructions for voting by telephone or over the Internet.

Changing Your Vote

You have the right to revoke your previously submitted proxy at any time before the polls close at the annual meeting.

If you are a stockholder of record, you may revoke your proxy before it is voted by:

•	submitting a new proxy with a date later than the date of your previously submitted proxy;

•	notifying our Secretary in writing before the meeting that you wish to revoke your previously submitted proxy; or

•	voting in person at the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee and you wish to revoke your previously submitted proxy, you should follow the instructions provided to you by your broker, bank or nominee. You may also revoke your proxy by voting in person at the meeting, provided you comply with the requirements indicated below.

Important Notice Regarding Delivery of Stockholder Documents

Only one proxy statement and set of accompanying materials is being delivered by us to multiple stockholders sharing an address until we receive contrary instructions from one or more of the stockholders. We will deliver, promptly upon written or oral request, a separate copy of the proxy statement and accompanying materials to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a written request to us at the address on page 5.

Attending in Person

Any stockholder of record may vote in person. All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares at the close of business on April 25, 2008, the record date for voting.

Votes Needed to Hold the Meeting and Approve Proposals

In order to carry on the business of the annual meeting, stockholders entitled to cast a majority of the votes at a meeting of stockholders must be represented at the meeting, either in person or by proxy. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself. We believe that the election of directors and ratification of our independent registered public accounting firm are considered routine proposals for which brokerage firms may vote shares held on behalf of beneficial owners who have not voted with respect to the particular proposal.

The election of directors requires a plurality of the votes cast “for” the election of directors. “Plurality” means that the six nominees who receive the highest number of votes will be elected as directors. In the election of directors, votes may be cast in favor of or withheld from any or all nominees. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. Approval of any other matter properly submitted to the stockholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information as of March 31, 2008 regarding the beneficial ownership (as defined by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock by:

•	each person or group known by us to own beneficially more than five percent of our common stock;

•	each of our directors and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with applicable rules of the Securities and Exchange Commission (the “SEC”), beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of March 31, 2008. Shares issuable pursuant to stock options are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options but are not deemed outstanding for computing the ownership percentage of any other person. The percentage of beneficial ownership for the following table is based on 21,629,179 shares of common stock outstanding as of March 31, 2008.

Unless otherwise indicated, the address of each of the named individuals is c/o Ultra Clean Holdings, Inc., 150 Independence Drive, Menlo Park, California 94025. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent

Greater than 5% Stockholders
Wellington Management Company, LLP(1)	2,761,841	12.8
75 State Street Boston, MA 02109
Artisan Partners Limited Partnership.(2)	2,440,400	11.3
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
Northpointe Capital, LLC(3)	2,086,311	9.6
101 W. Big Beaver, Suite 745 Troy, MI 48084
Vaughan Nelson Investment Management, L.P.(4)	1,759,401	8.1
600 Travis Street, Suite 6300 Houston, TX 77002
Deutsche Bank AG(5)	1,341,766	6.2
Theodor-Heuss-Allee 70 60468 Frankfurt am Main
Federal Republic of Germany Putnam, LLC(6)	1,145,658	5.3
One Post Office Square Boston, MA 02109
Named Executive Officers and Directors
Clarence L. Granger(7)	856,668	3.9
Jack Sexton(8)	116,437	*
Deborah Hayward(9)	140,876	*
Bruce Wier(10)	179,095	*
Leonid Mezhvinsky(11)	568,952	2.6
Brian R. Bachman(12)	28,125	*
Susan H. Billat(12)	33,125	*
Kevin C. Eichler(12)	33,125	*
David ibnAle(12)	27,500	*
Thomas M. Rohrs(13)	58,125	*
All executive officers and directors as a group (12 persons)(14)	2,208,894	9.6

*	Less than 1%.

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 14, 2008.

(2)	Based on a Schedule 13G filed with the SEC on February 8, 2008.

(3)	Based on a Schedule 13G filed with the SEC on February 14, 2008.

(4)	Based on a Schedule 13G filed with the SEC on February 14, 2008.

(5)	Based on a Schedule 13G filed with the SEC on February 6, 2008.

(6)	Based on a Schedule 13G filed with the SEC on February 1, 2008.

(7)	Includes 539,823 shares subject to common stock options exercisable within 60 days of March 31, 2008 and 53,700 restricted stock units that vest over 3 years.

(8)	Includes 93,437 shares subject to common stock options that are exercisable within 60 days of March 31, 2008 and 23,000 restricted stock units that vest over 3 years.

(9)	Includes 120,625 shares subject to common stock options exercisable within 60 days of March 31, 2008 and 18,000 restricted stock units that vest over 3 years.

(10)	Includes 113,250 shares subject to common stock options exercisable within 60 days of March 31, 2008 and 12,500 restricted stock units that vest over 3 years.

(11)	Includes 50,000 shares subject to common stock options exercisable within 60 days of March 31, 2008.

(12)	Represents shares subject to common stock options that are exercisable within 60 days of March 31, 2008 and restricted stock awards that vest on May 31, 2008.

(13)	Includes 40,625 shares subject to common stock options exercisable within 60 days of March 31, 2008.

(14)	Includes shares of common stock, restricted stock units and shares subject to common stock options owned by Sowmya Krishnan and David Savage, executive officers who are not “named executive officers”. Includes 77,916 shares subject to common stock options exercisable within 60 days of March 31, 2008 and 70,000 restricted stock units that vest over 3 to 4 years.

At the close of business on April 25, 2008, the record date, we had 21,638,550 shares of common stock outstanding. Each share of our common stock is entitled to one vote on all matters properly submitted for stockholder vote.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) requires our directors and executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our equity securities. We have reviewed copies of the reports we received and written representations from the individuals required to file the reports.

Based solely on our review of such reports and representations, except as described in the following paragraph, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the year ended December 31, 2006 and December 31, 2007.

The following is a list of all reports that we are aware were not filed on a timely basis:

•	Form 4 related to acquisition of 315,000 shares subject to common stock options granted to Mr. Mezhvinsky on July 28, 2006 was filed late on August 10, 2007.

•	Form 4s related to acquisition of 212,000 shares subject to common stock options granted to Messrs. Granger, Mezhvinsky, Sexton, Wier and Ms. Hayward on April 27, 2007 was filed late on May 10, 2007.

•	Form 4 related to the exercise of options to purchase 4,000 shares of common stock and disposition of 2,000 shares of common stock by Clarence Granger on May 22, 2007 was filed two days late.

•	Form 4 related to disposition of an aggregate of 388,528 shares of common stock by Mr. Mezhvinsky on July 11, 2007, October 1, 2007, October 2, 2007 and October 4, 2007 were filed one or two days late.

•	Form 4 related to disposition of 15,000 shares of common stock by Mr. Rohrs on November 30, 2007 was filed late on January 3, 2008.

Cost Of Proxy Solicitation

We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Deadline for Receipt of Stockholder Proposals for the 2009 Annual Meeting

If you wish to submit a proposal for inclusion in the proxy statement for our 2009 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act, and we must receive your proposal at the address below no later than December 29, 2008. If a stockholder intends to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, proxies solicited by us for the next annual meeting will confer discretionary authority to vote on such proposal if presented at the meeting so long as notice of the proposal is (1) received before the close of business on March 14, 2009 and the Company advises stockholders in next year’s proxy statement on nature of the proposal and as to how management intends to vote on the matter or (2) received after the close of business on March 14, 2009. Stockholder proposals should be sent to us at the address below. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Contacting Ultra Clean

If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:

•	By telephone: (650) 323-4100

•	By writing Secretary
Ultra Clean Holdings, Inc.
150 Independence Drive
Menlo Park, CA 94025

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the director candidates named below. All of these nominees currently serve as our directors. All of our directors are elected for one-year terms.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Nominating and Corporate Governance Committee names one.

		Director
Name	Age	Since

Brian R. Bachman	63	2004
Susan H. Billat	57	2004
Kevin C. Eichler	48	2004
Clarence L. Granger	59	2002
David T. ibnAle	36	2002
Leonid Mezhvinsky	53	2007

Set forth below is information about each of our nominees for director:

Clarence L. Granger has served as our Chairman & Chief Executive Officer since October 2006, as our Chief Executive Officer since November 2002, as Chief Operating Officer from March 1999 to November 2002 and as a member of our Board of Directors since May 2002. Mr. Granger served as our Executive Vice President and Chief Operating Officer from January 1998 to March 1999 and as our Executive Vice President of Operations from April 1996 to January 1998. Prior to joining Ultra Clean in April 1996, he served as Vice President of Media Operations for Seagate Technology from 1994 to 1996. Prior to that, Mr. Granger worked for HMT Technology as Chief Executive Officer from 1993 to 1994, as Chief Operating Officer from 1991 to 1993 and as President from 1989 to 1994. Prior to that, Mr. Granger worked for Xidex as Vice President and General Manager, Thin Film Disk Division, from 1988 to 1989, as Vice President, Santa Clara Oxide Disk Operations, from 1987 to 1988, as Vice President, U.S. Tape Operations, from 1986 to 1987 and as Director of Engineering from 1983 to 1986. Mr. Granger holds a master of science degree in industrial engineering from Stanford University and a bachelor of science degree in industrial engineering from the University of California at Berkeley.

Brian R. Bachman has served as a director of Ultra Clean since March 2004. Mr. Bachman is a private investor. Mr. Bachman was the Chief Executive Officer and Vice Chairman of Axcelis Technologies, Inc. from May 2000 to January 2002. Mr. Bachman is on the board of directors of Keithley Instruments, Inc. and Kulicke, Soffa Industries, Inc. and Trident Microsystems, Inc.

Susan H. Billat has served as a director of Ultra Clean since March 2004. Since 2002, Ms. Billat has been a Principal at Benchmark Strategies, which she founded in 1990. Prior to that, she was a Managing Director and Senior Research Analyst for semiconductor equipment and foundries at Robertson Stephens & Company from 1996 to 2002 and senior Vice President of Marketing for Ultratech Stepper from 1994 to 1996. Prior to 1994, Ms. Billat spent eight years in executive positions in the semiconductor equipment industry and twelve years in operations management, engineering management and process engineering in the semiconductor industry. Ms. Billat is on the board of directors of PDF Solutions, Inc. Ms. Billat holds bachelor and master of science degrees in physics from Georgia Tech and completed further graduate studies in electrical engineering and engineering management at Stanford University.

Kevin C. Eichler has served as a director of Ultra Clean since March 2004 and as our lead director since February 2007. Mr. Eichler is the Senior Vice President and Chief Financial Officer of Credence Systems Corporation. Mr. Eichler was the Executive Vice President of Operations and Chief Financial Officer of MarketTools, Inc. from March 2006 to December 2007. Mr. Eichler served as the Vice President and Chief Financial Officer of MIPS Technologies, Inc. from June 1998 to February 2006. Prior to that, he was Vice President of Operations and Chief Financial Officer of Visigenic Software Inc. from 1996 to 1998, Executive Vice President of Finance and Chief Financial Officer of National Information Group from 1995 to 1996 and Executive Vice President of Finance and Chief Financial Officer of Mortgage Quality Management, Inc. from 1991 to 1995. Prior to 1991, Mr. Eichler held management positions with NeXT Software and Microsoft. Mr. Eichler is on the board of directors of SupportSoft, Inc. and Magma Design Automation, Inc. Mr. Eichler holds a bachelor of science degree in accounting from St. John’s University.

David T. ibnAle has served as a director of Ultra Clean since November 2002 and as our lead director from February 2005 to February 2007. From April 2007 to March 2008, Mr. ibnAle was a Partner of Francisco Partners and from December 1999 to April 2007, he was an investment professional with Francisco Partners. Prior to joining Francisco Partners, Mr. ibnAle was an investment professional with Summit Partners L.P., and prior to that he worked in the Corporate Finance Department of Morgan Stanley & Co. Mr. ibnAle holds an A.B. in public policy and an A.M. in international development policy from Stanford University and a masters degree in business administration from the Stanford University Graduate School of Business.

Leonid Mezhvinsky has served as a director of Ultra Clean since February 2007. Mr. Mezhvinsky served as our President from June 2006 to December 2007, following our acquisition of Sieger Engineering, Inc. He has more than two decades of management experience and in depth knowledge of machine shop, electro mechanical assemblies and system integration utilized in semiconductor, medical and biotech OEM products. Prior to joining Ultra Clean, Mr. Mezhvinsky was President and Chief Executive Officer of Sieger Engineering, Inc. which he joined in 1982. Mr. Mezhvinsky holds the equivalent of a bachelor of science in Industrial Automation from College of Industrial Automation, Odessa, Ukraine.

There are no family relationships among any of our directors and named executive officers.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal One.

Structure of Board of Directors and Corporate Governance Information

Director Independence.  We are required to comply with the director independence rules of the NASDAQ Stock Market (“NASDAQ”) and the SEC. These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the audit committee, compensation committee and nominating and corporate governance committees be composed solely of independent directors.

Our Board of Directors has determined that Brian R. Bachman, Susan H. Billat, Kevin C. Eichler, and David T. ibnAle are each independent in accordance with applicable NASDAQ and SEC rules. Accordingly, a majority of our Board of Directors is independent as required by NASDAQ rules.

Director Responsibilities.  We are governed by our Board of Directors and its various committees that meet throughout the year. Our Board of Directors currently consists of seven directors. During 2007, there were five meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. Each of our directors, except David ibnAle, attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served during 2007.

Executive Sessions of the Independent Directors.  Our independent directors met in an executive session during each regularly scheduled meeting of the Board of Directors in 2007.

Chairman of the Board.  On October 26, 2006, Clarence L. Granger was appointed Chairman of the Board of Directors. The duties of the Chairman include: (i) presiding over all meetings of the Board of Directors, (ii) ensuring that the Board works as a cohesive team and providing the leadership essential to achieve this objective, (iii) ensuring that the Board has adequate resources in support of its work and that the Board is provided with the information it requires, (iv) setting the Board’s agenda in consultation with the lead director, and (v) meeting, from time to time, with the Corporate Governance and Nominating Committee to review the Board, Board Committees, Committee chairs and Board members’ performance and to discuss nominees and directors to be submitted to the Board for approval.

Lead Director.  On February 7, 2007, our Board of Directors appointed Kevin C. Eichler to serve as our lead director. The duties of the lead director include: (i) presiding over all meetings of non-executive independent directors, (ii) periodically providing the Chief Executive Officer input coming out of the independent directors’ meeting, (iii) approving the meeting agenda for meetings of the Board of Directors and (iv) approving meeting schedules to assure that there is sufficient time for discussion of all items. The lead director also has the authority to call meetings of the Board of Directors.

Corporate Governance.  Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our corporate governance guidelines and our code of business conduct and ethics as well as the charters of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee are available on our website at http://www.uct.com/investors/governance.html.

Communicating with our Board of Directors.  Any stockholder wishing to communicate with our Board of Directors may send a letter to our Secretary at 150 Independence Drive, Menlo Park, California 94025. Communications intended specifically for non-employee directors should be sent to the attention of the Chairman of the Nominating and Corporate Governance Committee.

Annual Meeting Attendance.  Our Board of Directors has adopted a policy that all members should attend each annual meeting of stockholders when practical. Five directors attended the 2007 annual meeting of stockholders.

Committees of our Board of Directors

Our Board of Directors has three principal committees. The following describes for each committee its current membership, the number of meetings held during 2007 and its mission:

Audit Committee.  Among other matters, the Audit Committee:

•	hires and replaces our independent registered public accounting firm as appropriate;

•	evaluates the independence and performance of our independent registered public accounting firm, reviews and pre-approves any audit and non-audit services provided by our independent registered public accounting firm and approves fees related to such services;

•	reviews and discusses with management, the internal auditors and our independent registered public accounting firm our financial statements and accounting principles;

•	oversees internal auditing functions and controls; and

•	prepares the Audit Committee report required by the rules of the SEC.

A copy of the Audit Committee’s charter is available on our website at http://www.uct.com/investors/governance.html.

The members of the Audit Committee are Kevin C. Eichler, Brian R. Bachman and Susan H. Billat. Our Board of Directors has determined that each current member of the committee is independent as defined under NASDAQ and SEC rules and has concluded that all members of the Audit Committee qualify as an audit committee financial expert as defined by SEC rules. The Audit Committee met eight times in 2007.

Compensation Committee.  Among other matters, our Compensation Committee:

•	oversees our compensation and benefits policies generally, including equity compensation plans;

•	evaluates senior executive performance and reviews our management succession plan;

•	oversees and sets compensation for our senior executives; and

•	approves the Compensation Discussion and Analysis required to be included in our proxy statement by SEC rules.

A copy of the Compensation Committee’s charter is available on our website at www.uct.com/investors/governance.html.

The members of the Compensation Committee are Brian R. Bachman, David T. ibnAle, Thomas M. Rohrs and Susan H. Billat. Our Board of Directors has determined each current member of the committee is independent as defined under NASDAQ and SEC rules. The Compensation Committee met four times in 2007.

Nominating and Corporate Governance Committee.  Among other matters, our Nominating and Corporate Governance Committee:

•	identifies individuals qualified to fill independent director positions and recommends directors for appointment to committees of our Board of Directors;

•	makes recommendations to our Board of Directors as to determinations of director independence;

•	evaluates the performance of our Board of Directors;

•	oversees and set compensation for our directors; and

•	develops, recommends and oversees compliance with our corporate governance guidelines and code of business conduct and ethics.

A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at www.uct.com/investors/governance.html.

The members of the Nominating and Corporate Governance Committee are Susan H. Billat, Brian Bachman, Kevin C. Eichler, and Thomas M. Rohrs. Our Board of Directors has determined that each current member of the committee is independent as defined under NASDAQ and SEC rules. The Nominating and Corporate Governance Committee met twice in 2007.

Consideration of Director Nominees

Director Qualifications.  The Nominating and Corporate Governance Committee Charter specifies the criteria applied to nominees recommended by the Nominating and Corporate Governance Committee for a position on our Board of Directors. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our stockholders. In conducting its assessment the committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and the Board of Directors. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our committee charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director.  In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

Stockholder Nominees.  Candidates for director recommended by stockholders will be considered by the Nominating and Corporate Governance Committee. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and Ultra Clean within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be sent to the committee at the address listed on page 5 of this proxy statement.

Director Compensation

Employee directors do not receive any additional compensation for their service on our Board of Directors.

For fiscal 2007, each non-employee director was paid a $20,000 annual retainer fee, as well as, if applicable, a $12,000 annual fee for serving on the Audit Committee, a $5,000 annual fee per committee for serving on the Compensation and the Nominating and Corporate Governance Committees, a $20,000 annual fee for serving as chairman of the Audit Committee, a $10,000 annual fee for serving as chairman of the Compensation and Nomination and Corporate Governance Committees and a $15,000 annual fee for serving as lead director. In addition, upon initially joining our board, each non-employee director is granted options to purchase 15,000 shares of our common stock that vest over four years. In fiscal 2007, on the date of our Annual Meeting of Stockholders, each non-employee director was granted 5,000 restricted stock awards that fully vest on the first anniversary of the grant date. The Compensation Committee annually reviews the number of shares of restricted stock awards to be granted to non-employee directors based on our average stock price and the median equity compensation levels at peer companies. Director compensation for fiscal 2008 will remain unchanged, except each non-employee director will be granted 7,500 restricted share units of our common stock that fully vest after one year.

The following table sets forth compensation for our non-employee directors for fiscal 2007.

	Fees Earned
	or Paid in	Stock		Option		All Other
	Cash	Awards		Awards		Compensation	Total
Name	($)	($)(1)		($)(1)		($)	($)

Brian R. Bachman	42,000	38,626	(2)	38,748	(3)	—	119,374
Susan H. Billat	42,000	38,626	(2)	38,748	(3)	—	119,374
Kevin C. Eichler	60,000	38,626	(2)	38,748	(3)	—	137,374
David ibnAle	25,000	38,626	(2)	32,071	(3)	—	95,696
Thomas M. Rohrs	35,000	147,626	(2)	52,896	(3)	—	235,522

(1)	Amounts shown do not reflect compensation actually received by the directors. The amounts shown are the compensation costs recognized by the Company in fiscal 2007 for outstanding restricted stock awards and options, respectively, as determined pursuant to Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”). These compensation costs reflect awards granted in and prior to fiscal 2007. The assumptions used to calculate the value of restricted stock awards and option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 12, 2008, or for stock options granted in prior years, in our Form 10-K for the applicable fiscal year.

(2)	Messrs. Bachman, Eichler and ibnAle and Ms. Billat each held an aggregate of 5,000 unvested restricted stock awards at December 28, 2007. Mr. Rohrs held an aggregate of 20,625 unvested restricted stock awards at December 28, 2007. Each of these non-employee directors received a restricted stock award during fiscal 2007 with an initial grant date fair value of $67,000.

(3)	At December 28, 2007, each of the directors held the following number of outstanding stock options: Mr. Bachman, 23,125 options; Mr. Eichler, 28,125 options; Mr. ibnAle, 22,500 options; Ms. Billat, 28,125 options; and Mr. Rohrs, 40,625 options. No stock options were granted to our directors during fiscal 2007.

Mr. Granger and Mr. Mezhvinsky, our only employee directors during fiscal 2007, are not included in the table above because they received no separate compensation for services as directors during 2007. Their compensation is described below.

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines for our directors to more closely align the interests of our directors with those of our stockholders. The guidelines were revised in February 2007 to provide that each director should maintain an investment in our common stock with an aggregate market value equal to three times the annual cash compensation amount paid to each such director as retainer for Board membership (currently a total of $60,000), and that each director be allowed three years from either the date such director joined the Company’s Board of Directors or until February 7, 2010, whichever is later, to accumulate such number of shares of our common stock.

Certain Relationships and Related Transactions

Relationship with Former Sieger Stockholders.  As consideration for their stock in Sieger Engineering, Inc., we issued an aggregate of 2,599,393 shares of our common stock to former Sieger stockholders when Sieger was merged into one of our subsidiaries in June 2006. Set forth below is a brief description of the existing agreement between us and former Sieger stockholders.

FP-Ultra Clean, L.L.C., Leonid Mezhvinsky, other former Sieger stockholders and we have entered into an amended and restated registration rights agreement. The registration rights agreement provides that, at the request of FP-Ultra Clean, L.L.C. or Leonid Mezhvinsky as the agent for the former Sieger stockholders, we can be required to effect registration statements, or demand registrations, registering the securities held by FP-Ultra Clean, L.L.C. and the former Sieger stockholders. FP-Ultra Clean, L.L.C does not currently own any of our securities and therefore has no demand registration right. Leonid Mezhvinsky can request us to register the securities held by former Sieger stockholders only once through December 29, 2009. We are required to pay the registration expenses in connection with each demand registration. We may decline to honor any of these demand registrations if the aggregate gross proceeds expected to be received does not equal or exceed $5 million or if we have effected a demand registration within the preceding 90 days. If a demand registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion in the demand registration shall be such that first priority shall be given to the stockholder requesting registration.

In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than on Form S-8 or S-4 or successor forms of these forms, whether or not such registration is for our own account, former Sieger stockholders will have the opportunity to participate in such registration. Expenses relating to these “incidental registrations” are required to be paid by us.

If an incidental registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion shall be such that first priority shall be given to us and second priority shall be given to former Sieger stockholders. We and the stockholders selling securities under a registration statement are required to enter into customary indemnification and contribution arrangements with respect to each registration statement.

Transactions with Management and Directors.  The wife of Bruce Weir, our Sr. Vice President of Engineering, is the sole owner of Acorn Travel, Inc., our primary travel agency. We incurred fees for travel-related services, including the cost of airplane tickets, provided by Acorn Travel to Ultra Clean for a total of $358,000 in the year ended December 28, 2007.

The Company leases a facility from an entity controlled by Leonid Mezhvinsky, one of our directors. In the year ended December 28, 2007, the Company incurred rent and other expense resulting from the lease of this facility of $281,000. In addition, the sister, son and sister-in-law of Mr. Mezhvinsky worked for the Company during the year ended December 28, 2007. These employees were employees of Sieger prior to the date of acquisition. During the year ended December 28, 2007, the Company made payments to these individuals totaling $161,000.

Related Person Transaction Policy.  Our Board of Directors adopted a Related Person Transaction Policy in February 2007. The policy requires the Board of Directors or the Nominating and Corporate Governance Committee to review and approve all related person transactions. Our directors and officers are required to promptly notify our Chief Compliance Officer of any transaction which potentially involves a related person. The Board or the Nominating and Corporate Governance Committee then considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. The Board or the Nominating and Corporate Governance Committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 28, 2007. We are asking you to ratify this appointment, although your ratification is not required. In the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Set forth below are the aggregate fees incurred for the professional services provided by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), in 2007 and 2006.

	Fiscal Year Ended
	December 28,	December 31,
	2007	2006

Audit fees	$1,751,168	$2,814,374
Tax fees	—	15,713
Other fees	—	—

Audit fees consist of services rendered to us and our subsidiaries for the audit of our annual financial statements, reviews of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees for 2007 include $663,336 for services provided in connection with Sarbanes-Oxley Section 404 attestation.

Tax fees consist of fees billed for professional services for tax compliance and tax advice. These services consist of assistance regarding federal, state and international tax compliance and assistance with the preparation of various tax returns.

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the committee preapprove audit and non-audit services to be provided by the Company’s independent auditors before the auditors are engaged to render services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members; provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

All services provided by Deloitte & Touche were pre-approved in accordance with the Audit Committee’s pre-approval policies.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of April 25, 2008:

Name	Age	Position

Clarence L. Granger	59	Chairman & Chief Executive Officer
David Savage	46	President and Chief Operating Officer
Jack Sexton	44	Vice President and Chief Financial Officer
Bruce Wier	59	Senior Vice President of Engineering
Deborah Hayward	46	Senior Vice President of Sales
Sowmya Krishnan, Ph.D.	39	Vice President of Technology and Chief Technology Officer

Clarence L. Granger has served as our Chairman & Chief Executive Officer since October 2006, as our Chief Executive Officer since November 2002, as Chief Operating Officer from March 1999 to November 2002 and as a member of our Board of Directors since May 2002. Mr. Granger served as our Executive Vice President and Chief Operating Officer from January 1998 to March 1999 and as our Executive Vice President of Operations from April 1996 to January 1998. Prior to joining Ultra Clean in April 1996, he served as Vice President of Media Operations for Seagate Technology from 1994 to 1996. Prior to that, Mr. Granger worked for HMT Technology as Chief Executive Officer from 1993 to 1994, as Chief Operating Officer from 1991 to 1993 and as President from 1989 to 1994. Prior to that, Mr. Granger worked for Xidex as Vice President and General Manager, Thin Film Disk Division, from 1988 to 1989, as Vice President, Santa Clara Oxide Disk Operations, from 1987 to 1988, as Vice President, U.S. Tape Operations, from 1986 to 1987 and as Director of Engineering from 1983 to 1986. Mr. Granger holds a master of science degree in industrial engineering from Stanford University and a bachelor of science degree in industrial engineering from the University of California at Berkeley.

David Savage has served as our President and Chief Operating Officer since January 2008. Before joining Ultra Clean, Mr. Savage was Chief Executive Officer of Litel Instruments, Inc., a semiconductor optical metrology business from March 2007 to July 2007. Prior to Litel, Mr. Savage was the President, Electronics Division of Meggitt USA, Inc. where he led a division focusing on high performance sensors from September 2002 to March 2007. Prior to Meggitt, Mr. Savage founded and served as Chief Executive Officer of DigMedia, a media delivery business focused on broadband service providers from October 1998 to August 2002. Mr. Savage holds a bachelor degree in metallurgical engineering from Sheffield Hallam University in Sheffield, England. He holds several patents in nuclear and semiconductor packaging materials.

Jack Sexton has served as our Vice President and Chief Financial Officer since May 2005. Before joining Ultra Clean, Mr. Sexton was Corporate Controller of Credence Systems Corporation, a manufacturer of test equipment and diagnostics and failure analysis products used for testing semiconductor integrated circuits. He was Controller and Chief Accounting Officer of NPTest from May 2002 until its sale to Credence in May 2004. Prior to NPTest, Mr. Sexton was Worldwide Controller for Schlumberger Resource Management Services, now Actaris Metering Systems. Mr. Sexton joined Schlumberger in 1990, prior to which he was a plant operations controller for Texas Instruments. Mr. Sexton holds two Bachelor of Science degrees, in finance and accounting from the Carroll School of Management at Boston College, where he graduated magna cum laude. He is also a Certified Public Accountant.

Bruce Wier has served as our Senior Vice President of Engineering since January 2007 and Vice President of Engineering since February 2000. Mr. Wier served as our Director of Design Engineering from July 1997 to February 2000. Prior to joining Ultra Clean in July 1997, Mr. Wier was the Engineering Manager for the Oxide Etch Business Unit at Lam Research from April 1993 to June 1997. Prior to that, Mr. Wier was the Senior Project Engineering Manager at Genus from May 1990 to April 1993, the Mechanical Engineering Manager at Varian Associates from November 1985 to May 1990, and the Principal Engineer/Project Manager at Eaton Corporation from February 1981 to November 1985. Mr. Wier is also on the board of directors of, and is the Chief Financial Officer for, Acorn Travel, a travel company formed by his wife in 1999. Mr. Wier holds a bachelor of science degree cum laude in mechanical engineering from Syracuse University.

Deborah Hayward has served as our Senior Vice President of Sales since January 2007 and Vice President of Sales since October 2002. Ms. Hayward served as our Senior Sales Director from May 2001 to October 2002, as Sales Director from February 1998 to May 2001 and as a major account manager from October 1995 to February 1998. Prior to joining Ultra Clean in 1995, she was a customer service manager and account manager at Brooks Instruments from 1985 to 1995.

Sowmya Krishnan, Ph.D. has served as our Vice President of Technology since January 2004 and as our Chief Technology Officer since February 2001. Dr. Krishnan served as our Director of Technology Development from January 1998 to January 2001, as Manager of Technology Development from January 1995 to December 1997 and as manager of a joint evaluation program between Ultra Clean and VLSI Technology from February 1994 to December 1994. Dr. Krishnan holds a master of science degree in chemical engineering and a doctorate degree in chemical engineering from Clarkson University.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to meet three principal objectives:

(1) attract, reward and retain officers and other key employees;

(2) motivate key employees to achieve short-term and long-term corporate goals that enhance stockholder value; and

(3) promote pay for performance, internal equity and external competitiveness.

To meet these objectives, we have adopted the following overriding compensation policies:

•	Pay compensation that is competitive with the practices of our peer group of high technology and electronics manufacturing services (EMS) companies and industry surveys; and

•	Pay for performance by:

•	offering cash incentives upon achievement of challenging performance goals; and

•	providing long-term, significant incentives in the form of stock options and other equity, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

Our Compensation Committee (the “Committee”) considers these policies in determining the appropriate allocation of long-term compensation, current cash compensation, annual bonus compensation and other benefits. Other considerations include our business objectives, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Committee takes into consideration a number of factors related to corporate performance, such as profitability, return on invested capital, revenue growth, and operational and financial performance, as well as competitive practices among our peer group.

Process for Determining Executive Compensation

The Committee has engaged Radford Surveys + Consulting (“Radford”) as its outside compensation consultant to assist in creating and administering our compensation policies. This consultant advises the Committee on all of the principal aspects of executive compensation, including base salaries, annual and long-term incentives and perquisites, as well as other management benefits policies. The consultant advises the Committee on designation of peer group companies and the Committee approves the final list of peer group companies. The consultant often attends meetings of the Committee and also communicates with the Committee outside of meetings. The consultant reports to the Committee rather than to management, although the consultant meets with management from time to time for purposes of gathering information on proposals that management may make to the Committee. The Committee has the authority to replace the compensation consultant or hire additional consultants at any time.

The Committee on occasion meets with Mr. Granger and other executives to obtain recommendations with respect to Company compensation programs, practices and packages. Mr. Granger makes recommendations to the Committee on executive performance, base salary, bonus targets and equity compensation for the executive team and other employees. Although the Committee considers management’s recommendations with respect to executive compensation, the Committee makes all final decisions on executive compensation matters. The Committee also typically seeks input from its independent compensation consultant prior to making any final determinations.

Mr. Granger attends most of the Committee’s meetings, but the Committee also holds executive sessions not attended by any members of management or non-independent directors. The Committee makes decisions with respect to Mr. Granger’s performance and compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate some of its responsibilities to subcommittees. The Committee has not delegated authority with respect to the compensation of executive officers. The Committee has delegated to Mr. Granger the authority to grant stock options to employees below the level of corporate vice president under guidelines approved by the Committee and to make salary adjustments and short-term bonus decisions for employees (other than certain officers) under guidelines approved by the Committee.

Elements of Compensation

The following are the primary elements of our executive compensation program:

(i) base salary;

(ii) annual performance-based cash incentive opportunities;

(iii) long-term incentives through equity awards; and

(iv) retirement and welfare benefit plans, including a deferred compensation plan, a 401(k) plan, limited executive perquisites and other benefit programs available generally to all employees.

We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For example, base salary and bonus target percentage are set with the goal of attracting employees and adequately compensating and rewarding them for their individual performance, level of responsibility, time spent with the Company and the Company’s annual financial results, while our equity programs are geared toward providing incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Committee reviews base salary, cash incentive programs and long-term incentive programs on at least an annual basis. Other programs are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

Base Salary and Annual Incentive Bonus

Base salaries and cash bonuses are a significant portion of our executive compensation package. We believe this helps us remain competitive in attracting and retaining executive talent. Bonuses also are paid in order to motivate the achievement of the Company’s business goals. The Committee determines each officer’s target total annual cash compensation (salary and bonuses) after reviewing similar compensation information from a group of 17 companies. The selected peer group includes a broad range of companies in the high technology and EMS industries with whom we compete for executive talent. For fiscal 2007, the Committee considered major high technology and EMS competitors for executive talent and companies of at least a similar size and scope to us, as measured by market capitalization, revenue, net income and total shareholder return. The Committee annually reviews and determines the peer group companies. The peer group currently consists of the following companies.

• Advanced Energy Industries	• Excel Technology	• RadiSys
• Asyst Technologies	• Intevac	• SMTC
• Brooks Automation	• Mattson Technology	• Suntron
• CTS	• Merix	• TTM Technologies
• DDi Corp.	• MKS Instruments	• Zygo
• Entegris	• Multi-Fineline

Data on the compensation practices of this peer group generally is gathered through searches of publicly available information, including publicly available databases. Because publicly available information does not typically include information regarding target cash compensation, we also rely upon a compensation survey prepared by Radford, the Committee’s outside consultant, to benchmark target cash compensation levels against the above peer group. Peer group data is gathered with respect to base salary, bonus targets, equity awards and perquisites, as well as other management benefits policies .

Our goal is to target total cash compensation (including base pay and annual bonus) between the 25th and 50th percentile among the peer group. However, in determining base salary, the Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally. Positioning base pay below the 50th percentile of peer companies combined with targeting total compensation (including equity) at or above the 50th percentile, and therefore providing higher incentive compensation opportunity, promotes pay for performance while controlling fixed costs, rewards exceptional goal achievement and allows total compensation to be more competitive as a whole, while taking into account the cyclical nature of our business.

Base Salaries.  For fiscal 2007, Mr. Granger made recommendations to the Committee with respect to proposed salaries for each of the named executive officers other than himself based on the performance rating he assigned to each executive. The Committee reviewed Mr. Granger’s recommendations in the context of peer group data, industry surveys and our compensation philosophy and set salaries that were appropriate to achieve the desired market positioning for each executive. For fiscal 2007, Mr. Granger’s salary was increased approximately 6% to $370,000, based on the Committee’s assessment of Mr. Granger’s quality of performance, his organizational development, our financial performance for fiscal 2006 and over the 5 year preceding and including fiscal 2006, market share gains for the Company and customer satisfaction, as well as the desired positioning of our compensation level relative to the peer group. The Committee considered the fact that Mr. Granger significantly and directly influences our overall performance. The Committee generally reviews salary levels each year.

Incentive Bonuses.  Our executive officers participate in our Management Bonus Plan. In fiscal 2007, as with base salary, Mr. Granger made recommendations to the Committee with respect to proposed bonus targets for each of the named executive officers other than himself. The Committee then considered Mr. Granger’s recommendations, peer group and industry data and determined bonus targets at the medial level of the peer group. As with base salary, in setting Mr. Granger’s target bonus, the Committee reviewed Mr. Granger’s performance, our financial results and market competitive data.

Payment of bonus amounts, and therefore total cash compensation, depends on the achievement of specified corporate performance goals. For fiscal 2007, our corporate performance goal was operating profit as a percent of revenue. Generally bonuses are paid under our Management Bonus Plan only if the performance goals that the Committee sets at the beginning of the fiscal year are achieved, although the Committee retains the ability to revise performance measures during the year or to adjust bonuses based on extraordinary events or individual performance. The Committee set a range of goals which would result in funding of our bonus pool. For fiscal 2007, the Committee approved a performance bonus pool equal to 32% of target amounts based on the Company’s financial results for 2007 compared to the goals set at the beginning of the year based on the following payout grid:

Operating Return on Sales	1.0%	2.0%	3.0%	4.0%	5.0%	6.0%	7.0%	8.0%	9.0%	10.0%	11.0%
% of Profit for Bonus Pool	0.0%	0.0%	0.0%	1.0%	2.0%	2.5%	3.0%	4.5%	5.5%	6.5%	7.5%

Individual bonus amounts were then distributed to those participating in the Management Bonus Plan based on individual target bonuses multiplied by 32%. We intend the performance goals to be challenging and to reflect strong corporate performance. The maximum allowable bonus under the plan is two times an employee’s target annual bonus. To help achieve our goal of retaining key talent, an executive must remain an employee through the time the bonus is paid in order to be eligible for any bonus under the Management Bonus Plan.

Over time, the Committee intends to target total cash compensation to between the 25th and 50th percentile, which the Committee feels is an appropriate range, when coupled with our long-term incentive package, to enable us to attract and retain key personnel and to motivate our executives to meet our business goals.

Long-Term Incentive Compensation

Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us in a very competitive labor market. We target the initial grant date value of equity awards to be in the 50th to 75th percentile of the peer group described above, based on information gathered from publicly available sources supplemented by survey data provided by Radford. Our philosophy, as stated earlier is to target lower than median base salaries and median target bonus rates compared to our peer group, resulting in lower than median total cash compensation, but then offset such lower cash compensation by targeting equity awards at the higher percentile of the peer group. This philosophy is consistent with our pay for performance practice and focuses total executive compensation on the creation of long-term stockholder value.

Types of Equity Awards.  We provide long-term equity incentive compensation through awards of restricted stock units and/or stock options. Historically, our primary equity compensation tool has been stock options which vest over a period of multiple years of service (generally four years). During fiscal 2007, our executive officers received only stock options. All option grants have a per share exercise price equal to the fair market value of our common stock on the grant date (which is defined under the terms of our plan to be the closing price on the day preceding the grant date). Stock options were considered an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options directly to the performance of our stock price in the future.

The Committee regularly monitors the changes in the business environment in which we operate and periodically reviews changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. In 2008, we have begun to grant restricted stock units in lieu of (or in conjunction with) stock options. In particular, we have granted, and expect to grant in the future, both time-based and performance-based restricted stock units to our executive officers. The Committee believes this combination provides a balance between awards that provide high incentive value (now in the form of performance units, which will only vest if we meet performance criteria combined with service requirements) and awards that provide high retention value (in the form of time-based restricted stock units, which will have at least some value over time while imposing continued service requirements, and allowing time-based vesting of the performance units earned). We believe restricted stock units are effective in retaining and motivating employees because they provide a predictable, tangible value to employees while also serving as an incentive to increase the value of our stock. Restricted stock units are also an efficient way for us to reduce the effects of equity awards on stockholder dilution and to use our equity plan share reserve, because fewer performance shares than stock options are needed to provide the same retention and incentive value. In the near future, while the Committee expects most of our grants to executives to be in the form of restricted stock units and performance units, we may also grant stock options from time to time.

2007 Awards.  The Committee further believes that our ability to attract, retain and motivate key executives is critical to achieving strategic goals, which in turn helps build long-term value creation. The number of equity awards the Committee grants to each officer is determined based on a variety of factors, including market data collected regarding the equity grant ranges for the peer companies listed above, industry surveys and our goal to award grants between the 50th to 75th percentile of this group, as well as the performance rating each executive is given by Mr. Granger. Mr. Granger assigns a performance rating to each member of the executive team that reports to him based on a number of factors, including the individual’s accomplishments during the prior fiscal year and over the course of his or her service, how effectively the individual reflects Company values, and the feedback regarding the executive from other employees who have an interest in or are affected by the executive’s job performance.

For fiscal 2007, the Committee relied upon the above factors to approve equity awards for the named executive officers. In determining the grant to Mr. Granger, the Committee considered Mr. Granger’s performance, peer group and market pay data provided by its compensation consultant and the strong belief that the Chief Executive Officer significantly and directly influences our overall performance. The option awards during fiscal 2007 are set forth under “Grants of Plan-Based Awards” below.

Grant Practices.  We have implemented procedures to regularize our equity award grant process, such as making new hire grants and annual executive grants on the same day each month. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Because our equity awards typically vest over multiple years, we believe recipients are motivated to see our stock price grow in the long-term rather than benefit from an immediate but short-term increase in the price of our stock following a grant.

Other Benefit Plans

Deferred Compensation.  We maintain a non-qualified deferred compensation plan, which allows eligible employees, including executive officers and directors, to voluntarily defer receipt of the portion of his/her salary above a specified amount and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. This plan gives highly compensated employees the opportunity to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. We believe that deferred compensation is a competitive practice to enable us to attract and retain top talent. We do not make matching or other employer contributions to the deferred compensation plan because we believe the deferral opportunity is enough of a benefit on its own.

Executive Perquisites.  In addition to health care coverage that is generally available to our other employees, our executive officers are eligible for annual physical examinations more extensive than under the Company’s standard plans. Mr. Granger and employees in sales and marketing also receive a car allowance.

Other Benefits.  We also offer a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. For example, our retirement plan is a tax-qualified 401(k) plan, which is a broad-based employee plan. Under the 401(k) plan, all participating employees (including executive officers) are eligible to receive limited matching contributions that are subject to vesting over time.

The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Employment and Separation Agreements and Severance Policy

Our employment and separation agreements, together with our recently adopted Severance Policy for executive officers who do not otherwise have severance protection in the form of employment agreement or offer letter, are described in this proxy below. We believe the severance benefits under these agreements or policies are reasonable in amount, and provide a protection to key executive officers who would be likely to receive similar benefits from our competitors. The Committee reviews the potential costs and triggering events of employment and severance agreements and policies before approving them and will continue to consider appropriate and reasonable measures to encourage retention.

Accounting and Tax Considerations

In designing its compensation programs, the Committee generally considers the accounting and tax effects as well as direct costs. For example, we intend to limit the accounting expense for our equity compensation programs in an amount determined by the Committee from time to time. When determining how to apportion between differing elements of compensation, the goal is to meet our compensation objectives while maintaining cost neutrality. For example, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program based on our determination of the affordability level. We recognize a charge to earnings for accounting purposes when equity awards are granted. The Committee considers the impact to dilution and overhang when making decisions pertaining to equity instruments.

We do not require executive compensation to be tax deductible for the Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors of Ultra Clean has reviewed and discussed the Compensation Discussion and Analysis, which appears in this proxy statement, with the management of Ultra Clean. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ultra Clean’s proxy statement.

Members of the Compensation Committee

Brian R. Bachman, Chairman
Susan H. Billat
David T. ibnAle
Thomas M. Rohrs

Summary Compensation Table

The following table shows compensation information for fiscal 2007 and fiscal 2006 for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers as of December 28, 2007 (collectively, our “named executive officers”).

									Change in
									Pension
									Value and
									Nonqualified
							Non-Equity		Deferred
					Stock	Option	Incentive Plan		Compensation	All Other
		Salary		Bonus	Awards	Awards	Compensation		Earnings	Compensation		Total
Name and Principal Position	Year	($)		($)	($)	($)(1)	($)(2)		($)(3)	($)(4)		($)

Clarence L. Granger	2007	360,000		—	—	545,041	83,459		—	23,016	(5)	1,011,516
Chief Executive Officer	2006	350,000		—	—	412,432	157,500		—	20,794		940,726
Leonid Mezhvinsky	2007	297,500		—	—	373,093	52,726		—	1,030		724,348
Former President	2006	148,750	(9)	—	—	115,754	66,938	(9)	—	1,647		333,089
Deborah E. Hayward	2007	175,666		—	—	114,919	103,080		—	10,319	(6)	403,984
Senior Vice President, Sales	2006	166,400		—	—	76,205	148,433		—	13,005		404,042
Bruce C. Wier	2007	217,549		—	—	76,768	25,249		—	15,741	(7)	335,307
Senior Vice President, Engineering	2006	210,088		—	—	40,897	52,200		—	11,792		314,977]
John K. Sexton	2007	222,750		—	—	219,524	32,699		—	2,970	(8)	477,943
Chief Financial Officer	2006	208,333		—	—	169,982	75,000		—	—		453,315

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2007 and 2006 for option awards as determined pursuant to FAS 123R. These compensation costs reflect option awards granted in and prior to fiscal 2007. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 12, 2007.

(2)	Amounts consist of bonuses, and for Ms. Hayward, sales commissions earned for services rendered in fiscal 2007 and 2006.

(3)	Amounts consist of above-market or preferential earnings during fiscal 2007 and 2006 on compensation that was deferred in or prior to fiscal 2007 under the Company’s Executive Deferred Compensation Plan (the “EDCP”).

(4)	Unless otherwise indicated, (a) the amounts in this column consist of matching contributions made by the Company under its tax-qualified 401(k) Plan, which provides for broad-based employee participation, and (b) no named executive officer other than Messrs. Granger, Sexton and Wier and Ms. Hayward individually received perquisites or other personal benefits with a value that exceeded $2,000 in the aggregate.

(5)	This amount consists of (a) matching contribution of $12,466 and $13,966 under the tax-qualified 401(k) Plan; (b) payment on behalf of Mr. Granger of $7,141 and $1,740 in term life insurance premiums, and (c) $3,409 and $4,608 in car allowance, in each case, for 2007 and 2006, respectively.

(6)	This amount consists of (a) matching contribution of $4,319 and $6,505 under the tax-qualified 401(k) Plan and (b) $6,000 and$6,500 in car allowance, in each case, for 2007 and 2006, respectively.

(7)	This amount consists of (a) matching contribution of $9,015 and $9,450 under the tax-qualified 401(k) Plan, (b) payment on behalf of Mr. Wier of $4,117 and $2,342 in term life insurance premiums and (c ) compensation for Mr. Wier’s contribution to patent awards of $2,610 and $0, in each case, for 2007 and 2006, respectively .

(8)	This amount consists of $2,970 in term life insurance premiums.

(9)	These amounts reflect compensation for Mr. Mezhvinsky from June 20, 2006, the date he accepted the position as President.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2007.

			Option Awards:		Closing	Grant Date
		Cash	Shares	Exercise	Price on	Fair Value
	Grant	Bonus	Underlying	Price of	Grant	of Option
Name and Position	Date	Target(1)	Options	Options	Date(2)	Awards

Clarence L. Granger Chief Executive Officer	4/27/2007	$259,000	80,000	$14.90	$15.10	$585,784
Leonid Mezhvinsky President	4/27/2007	$163,625	47,000	$14.90	$15.10	$344,148
Deborah Hayward Senior Vice President, Sales	4/27/2007	$119,500	30,000	$14.90	$15.10	$219,669
Bruce Wier Senior Vice President, Engineering	4/27/2007	$78,355	25,000	$14.90	$15.10	$183,058
John K. Sexton Chief Financial Officer	4/27/2007	101,475	30,000	$14.90	$15.10	$219,669

(1)	This reflects target amounts under our Management Bonus Plan described in the Compensation Discussion and Analysis above. Actual amounts paid for fiscal 2007 are set forth in the Summary Compensation Table above.

(2)	Under the terms of our stock incentive plan, fair market value is defined as the closing price on the day preceding the grant date.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2007, which ended on December 28, 2007.

	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

Clarence L. Granger	194,157	—		$1.00	2/21/2013
	258,333	141,667	(1)	$6.55	5/9/2015
	39,583	60,417	(2)	$8.61	5/18/2016
	—	80,000	(3)	$14.90	4/27/2017

Leonid Mezhvinsky	33,562	203,438	(4)	$8.02	7/28/2016
	—	47,000	(5)	$14.90	4/27/2017

Deborah E. Hayward	36,250	—		$1.00	2/21/2013
	16,250	—		$1.00	7/29/2013
	29,296	1,954	(6)	$7.00	3/24/2014
	16,145	8,855	(1)	$6.55	5/9/2015
	7,916	12,084	(2)	$8.61	5/18/2016
	—	30,000	(3)	$14.90	4/27/2017

Bruce C. Wier	73,000	—		$1.00	2/21/2013
	4,687	313	(6)	$7.00	3/24/2014
	16,145	8,855	(1)	$6.55	5/9/2015
	7,916	12,084	(2)	$8.61	5/18/2016
	—	25,000	(3)	$14.90	4/27/2017

John K. Sexton	53,125	61,875	(7)	$7.05	6/20/2015
	11,875	18,125	(2)	$8.61	5/18/2016
	—	30,000	(3)	$14.90	4/27/2017

(1)	1/17 of unexercisable shares become exercisable on 1/9/2008 and each month thereafter.

(2)	1/29 of unexercisable shares become exercisable on 1/18/2008 and each month thereafter.

(3)	25% of unexercisable shares become exercisable on 4/27/2008 and 1/48 of shares each month thereafter.

(4)	50,000 of unexercisable shares become exercisable on 12/31/07 and the balance of unexercisable shares expire on 12/31/07.

(5)	100% of unexercisable shares expire on 12/31/07.

(6)	1/3 of unexercisable shares become exercisable on 1/24/2008 and each month thereafter.

(7)	1/18 of unexercisable shares become exercisable on 1/20/2008 and each month thereafter.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal 2007, which ended on December 28, 2007.

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)

Clarence L. Granger	104,000	$1,409,360
Leonid Mezhvinsky	78,000	$492,016
Deborah E. Hayward	10,000	$167,500
Bruce C. Wier	10,500	$148,575
John K. Sexton	40,000	$276,410

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Nonqualified Deferred Compensation

We maintain a non-qualified deferred compensation plan, the Ultra Clean Holdings, Inc. 2004 Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, and directors to voluntarily defer receipt of the portion of his/her salary above a specified amount and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. The amounts deferred under the EDCP are credited with realized gains on investments and interest at market rates on cash balances. We do not make matching or other employer contributions to the EDCP.

The following table shows certain information for the named executive officers under the EDCP.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year End
Name	($)(1)	($)	($)(2)	($)	($)

Clarence L. Granger	8,075	—	10,989	—	199,907
Clarence L. Granger(3)	—	—	5,360	5,360	265,000
Leonid Mezhvinsky	56,779	—	(1,955)	—	54,824
Deborah E. Hayward	—	—	—	—	—
Bruce C. Wier	16,450	—	3,454	—	60,542
John K. Sexton	—	—	—	—	—

(1)	Consists of salary reported in the Summary Compensation Table under the columns entitled “Salary”.

(2)	Includes realized and unrealized gains and interest earned during the 2007 fiscal year.

(3)	Amount deferred pursuant to Mr. Granger’s employment agreement described below.

Employment and Separation Agreements and Severance Policy

Employment Agreement with Clarence L. Granger.  We entered into an employment agreement with Clarence L. Granger dated November 15, 2002, as amended on March 2, 2004 and May 9, 2005. In October 2006, Mr. Granger agreed to serve as our Chairman and Chief Executive Officer. His amended employment agreement has a term through March 2009 and provides for a base salary of $350,000. Pursuant to his original employment agreement, Mr. Granger received a signing bonus, of which approximately $74,000 was paid in cash, $88,000 was paid in cash but used to purchase our common stock, and approximately $265,000 was placed in a deferred compensation arrangement payable after seven years (or earlier in the discretion of our Board of Directors). Under this deferred compensation arrangement, we agreed to pay interest of 2.7% per year on the deferred amount, payable on June 30 and December 31 of each year. Under his employment agreement, Mr. Granger is eligible to receive an annual bonus of up to $175,000, subject to the satisfaction of performance goals as may be set by our Board of Directors. In the event that Mr. Granger is terminated by us without cause at any time or Mr. Granger resigns within six months after a change of control with good reason, he is entitled to continue to receive 12 months of base salary (offset by any income earned by him during such 12 months), health coverage and accelerated vesting of stock options. If Mr. Granger had been terminated on December 28, 2007, he would have received $370,000 in severance, a value of approximately $11,000 in health benefits and accelerated vesting of 158,333 options which had an aggregate intrinsic value (based on our stock price as of December 28, 2007, less the option exercise price) of approximately $646,000.

Offer Letter to David Savage.  Mr. Savage started his employment with us on January 8, 2008 and so is not included in the Summary Compensation Table above. We entered into an Offer Letter dated December 7, 2007 with Mr. Savage to serve as the Company’s President and Chief Operating Officer. We agreed to pay Mr. Savage an annual base salary of $325,000, with an annual target bonus equal to 60% of his base salary, and to grant him an option to purchase 50,000 shares of our common stock, and an award of 50,000 restricted stock units, subject to the terms and conditions of the Company’s Amended and Restated Stock Incentive Plan. We have agreed to reimburse Mr. Savage for certain relocation expenses. In the event that Mr. Savage is terminated by us without cause, or he resigns within 6 months after a change of control with good reason and he signs a release of claims, he is entitled to receive 12 months of base salary, his earned but unpaid bonus, health benefits under the Company’s health plan for 12 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and 12 months of accelerated vesting of his stock options and restricted stock units.

Separation Agreement with Leonid Mezhvinsky.  We entered into a Separation Agreement with Leonid Mezhvinsky dated December 31, 2007 in connection with Mr. Mezhvinsky’s departure as our executive officer. Mr. Mezhvinsky remains a member of our board of directors. Pursuant to the agreement, we agreed to pay Mr. Mezhvinsky’s earned but unpaid bonus for fiscal 2007. Mr. Mezhvinsky was entitled to the immediate vesting of 50,000 stock options granted to him previously, as well health benefits under the Company’s health plan for 12 months (or, if earlier, until he becomes eligible for group health coverage with another employer).

Severance Policy for Executive Officers.  In February 2008, we adopted a severance policy for executive officers of the Company who do not otherwise have severance protection. In the event that the executive officer is terminated without cause and signs a release of claims, the executive would receive 75% of the executive’s then current salary, 50% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years and health benefits under the Company’s health plan for 9 months (or, if earlier, until he becomes eligible for group health coverage with another employer). The Company may revise or terminate this policy at any time prior to a change in control.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or was an officer or employee of the Company during 2007. None of our executive officers serves or served during 2007 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or its Compensation Committee. Additional information concerning transactions between us and entities affiliated with members of our Compensation Committee is included in this proxy statement under the caption “Certain Relationships and Related Transactions”.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that Ultra Clean specifically incorporates it by reference into such filing.

The Audit Committee (the “Committee”) serves in an oversight capacity and is not intended to be part of Ultra Clean’s operational or managerial decision-making process. Ultra Clean’s management is responsible for preparing the consolidated financial statements, and its independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing those statements. The Committee’s principal purpose is to monitor these processes.

The Committee is currently composed of three directors, each of whom meets the requirements of applicable NASDAQ Stock Market and Securities and Exchange Commission rules for independence. The key responsibilities of our committee are set forth in our charter, which is available on our website at www.uct.com/investors/governance.html.

The Committee regularly met and held discussions with management and Deloitte & Touche LLP in 2007. Management represented to us that Ultra Clean’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and we have reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and Deloitte & Touche LLP. We also discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, and rule 2-07 (communications with Audit Committee) of Regulation S-X.

The Committee has discussed with Deloitte & Touche LLP its independence from Ultra Clean and its management, including the matters, if any, in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Committee also considered whether Deloitte & Touche LLP’s provision of audit and non-audit services to Ultra Clean by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. The Company obtains these services from other service providers as needed.

Based on the reviews and discussions referred to above, we recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in Ultra Clean’s Annual Report on Form 10-K for the year ended December 28, 2007, for filing with the Securities and Exchange Commission.

We have appointed Deloitte & Touche LLP as Ultra Clean’s independent auditors for 2008.

Members of the Audit Committee

Kevin C. Eichler, Chairman
Brian R. Bachman
Susan H. Billat

The foregoing report has been furnished by the Audit Committee of the Board of Directors of Ultra Clean Holdings, Inc.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meetings, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or the Company’s management may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Jack Sexton
Vice President, Chief Financial Officer and Secretary

Dated: April 25, 2008

ULTRA CLEAN HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, June 5, 2008
2:00 p.m. Pacific Daylight Time
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025

Ultra Clean Holdings, Inc. 150 Independence Drive Menlo Park, CA 94025	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, June 5, 2008.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Clarence L. Granger and Jack Sexton, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Brian R. Bachman	04 Clarence L. Granger	☐	Vote FOR	☐	Vote WITHHELD
	02 Susan H. Billat	05 David ibnAle		all nominees		from all nominees
	03 Kevin C. Eichler	06 Leonid Mezhvinsky		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of Ultra Clean Holdings, Inc.	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.